Exhibit 99

Heritage Financial Group Reports Fourth Quarter Net Income

Company Increases Quarterly Cash Dividend 14% to $0.08 Per Share

ALBANY, Ga.--(BUSINESS WIRE)--January 23, 2009--Heritage Financial Group (NASDAQ: HBOS), the mid-tier holding company for HeritageBank of the South, today announced financial results for the fourth quarter and year ended December 31, 2008.

Separately, Heritage Financial Group announced that its Board of Directors has increased the Company's cash dividend 14% to $0.08 per share from the previous level of $0.07 per share – representing the third consecutive year in which the Board has increased the dividend. The dividend will be paid on February 20, 2009, to stockholders of record as of February 6, 2009. Heritage, MHC, which holds 7,868,875 shares or approximately 75% of the Company's total outstanding stock, will waive receipt of the dividend on its shares.

Confronting a stagnant economy and an ongoing downturn in real estate, the Company continued to address credit risk in its loan portfolio by increasing its loan loss provision for both the fourth quarter and year. Also, as previously announced, the significant turmoil seen in the financial markets over the last half of 2008 adversely affected the values of many securities, including the Freddie Mac preferred stock held in the Company's available-for-sale investment portfolio, as well as certain corporate bonds held in the portfolio. Due to these declines in value, Heritage Financial Group recorded an after tax impairment loss of $60,000 or $0.01 per diluted share in the fourth quarter of 2008 and $1,871,000 or $0.19 per diluted share for the full year. As of December 31, 2008, the Company had either sold or completely written off these securities.

Together, these pressures primarily accounted for the decline in net income for the fourth quarter of 2008 to $232,000 or $0.02 per diluted share from $490,000 or $0.05 per diluted share in the fourth quarter of 2007. The impact for the full year 2008 was even more pronounced, resulting in a net loss for the year of $262,000 or $0.03 per diluted share versus net income of $2,921,000 or $0.28 per diluted share for 2007. However, the Company's bank subsidiary, HeritageBank of the South, was profitable for 2008 despite impairment charges on the portion of the securities it held.

In 2007, the Company also recorded items of an unusual nature that affected the year-to-year comparability of its financial performance. Excluding the impact of current-year impairments as well as unusual items in the previous year, adjusted net income totaled $292,000 or $0.03 per diluted share for the fourth quarter of 2008 versus $490,000 or $0.05 per diluted share in the fourth quarter of 2007. For 2008, adjusted net income totaled $1,609,000 or $0.16 per diluted share compared with $2,808,000 or $0.27 per diluted share for 2007. See reconciliation of net income and earnings per share to adjusted net income and adjusted earnings per share, both non-GAAP measures, at the end of this release.

Commenting on the Company's announcement, Leonard Dorminey, President and Chief Executive Officer of Heritage Financial Group, said, "The sudden collapse of the financial markets along with the current downturn in the economy is causing dramatic challenges for the banking industry. Although we did not participate in subprime lending, and have limited exposure to acquisition and development lending, we have nonetheless been negatively affected by the current downturn. We cannot predict the depth and duration of the current recession, so we remain diligent in our efforts to work through problem loans, approaching them aggressively and with decisive action. We are disappointed with our results for the fourth quarter and the year; however, we are confident that our conservative approach to banking will positively impact operations over the long term."

Net interest income for the fourth quarter declined 7% to $3,416,000 from $3,686,000 in the same quarter last year. Net interest margin fell 42 basis points to 3.12% in the fourth quarter versus 3.54% for the third quarter of the year, and was down 55 basis points from the fourth quarter last year. The year-over-year decline reflected primarily lower yields on loans following significant interest rate cuts by the Federal Reserve Board in recent months. Net interest income for 2008 increased 1% to $14,701,000 from $14,535,000 for the prior year. Net interest margin was 3.45% for 2008, reflecting a decline of 25 basis points from 3.70% last year.

Total nonperforming assets, including other real estate owned (OREO), stood at $9,401,000 at the end of the fourth quarter of 2008, up from $7,616,000 at September 30, 2008, and $3,577,000 at the end of the fourth quarter last year. These higher levels primarily reflect an increase in nonperforming loans to $7,281,000 as of December 31, 2008, from $5,394,000 at the end of the third quarter of 2008, and $3,212,000 at the end of the fourth quarter of 2007. The increase in nonperforming loans in the fourth quarter was due primarily to the addition of one problem credit totaling approximately $4.8 million. This credit is secured by undeveloped real estate and has been reserved to a level that management believes adequately reflects the potential loss exposure. As a percent of total loans outstanding, nonperforming loans were 2.41% at the end of the fourth quarter of 2008, up from 1.72% at the end of the third quarter of 2008 and 1.05% for the year-earlier period. As a percent of total assets, nonperforming assets were 1.87% at the end of the fourth quarter of 2008, up from 1.51% at the end of the third quarter of 2008 and 0.76% for the year-earlier period.

During the fourth quarter, loans valued at $265,000 migrated from nonperforming status to OREO, offset by the disposition of OREO valued at $268,000. Losses on OREO totaled $115,000 and $386,000, respectively, for the fourth quarter and year ended December 31, 2008. There were no losses on OREO in the year-earlier periods.

Net charge-offs to average outstanding loans, on an annualized basis, were 1.58% in the fourth quarter of 2008 versus 0.15% for the third quarter of 2008. Annualized net charge-offs were 0.94% in the fourth quarter last year. Net charge-offs to average outstanding loans were 0.91% for the year compared with 0.29% for 2007.

Management believes that nonperforming assets and loans as well as net charge-offs will remain at elevated levels until such time that economic conditions begin to improve.

Because of higher nonperforming loans in the fourth quarter and an increase in criticized and classified loans, the Company increased its provision for loan losses during the quarter to $950,000 from $625,000 in the year-earlier period, but this was a decline from the loan loss provision of $1,218,000 in the third quarter of 2008. For 2008, the provision for loan losses increased to $3,350,000 from $1,178,000 last year. At December 31, 2008, the allowance for loan losses totaled $4,951,000, or 1.64% of total loans outstanding, versus $5,206,000, or 1.66% of total loans outstanding, at September 30, 2008, and $4,416,000, or 1.45% of total loans outstanding, at December 31, 2007. Net interest income after provision for loan losses declined 19% to $2,466,000 for the fourth quarter of 2008 versus $3,061,000 in the year-earlier quarter. Net interest income after provision for loan losses declined 15% to $11,351,000 for the year ended December 31, 2008, versus $13,357,000 in the prior year.

Noninterest income totaled $1,923,000 for the fourth quarter of 2008, up 25% from $1,537,000 in the year-earlier quarter, with the current-year quarter including $100,000 of impairment losses on securities, as well as $215,000 of gains on sales of securities versus $306,000 of losses on sales of securities in the prior-year quarter. Excluding impairment losses on securities as well as gains and losses on sales of securities from both periods, noninterest income would have totaled $1,808,000 for the fourth quarter of 2008 versus $1,844,000 in the year-earlier quarter, with the difference reflecting primarily lower service charges on deposit accounts and a reduction in other income, which was partially offset by higher brokerage fees and increased bank-owned life insurance. Noninterest income for 2008 declined 31% to $4,588,000 from $6,690,000 in the prior year. Excluding impairment losses on securities as well as gains and losses on sales of securities from both periods, noninterest income would have increased 6% to $7,472,000 from $7,045,000.

Noninterest expense for the fourth quarter of 2008 increased 1% to $4,207,000 from $4,168,000 in the fourth quarter of 2007. Noninterest expense for the year ended December 31, 2008, declined 3% to $17,429,000 compared with $17,976,000 for the year-earlier period. Noninterest expense for the fourth quarter and year ended December 31, 2008, included losses on OREO totaling $115,000 and $386,000, respectively; there were no losses on OREO in the year-earlier periods.

The Company's total assets increased 7% to $502,058,000 at December 31, 2008, from $468,672,000 at December 31, 2007. Gross loans declined 1% to $302,488,000 at December 31, 2008, from $304,673,000 at December 31, 2007. Deposits rose 2% to $338,546,000 at the end of 2008 from $330,629,000 at the end of 2007, even as the Company continued to reduce higher-cost retail certificates of deposit. Total stockholders' equity declined 5% to $62,213,000 at December 31, 2008, from $65,592,000 at December 31, 2007. During the fourth quarter and year ended December 31, 2008, the Company repurchased approximately 147,000 and 378,000 shares, respectively, under its stock repurchase programs at a cost of $1.4 million and $4.2 million, respectively. The Company has remaining authority to repurchase approximately 236,000 shares under its current program.

Heritage Financial Group is the mid-tier holding company for HeritageBank of the South, a community-oriented bank serving primarily Southwest Georgia and North Central Florida through eight full-service banking offices. As of December 31, 2008, the Company reported total assets of approximately $502 million and total stockholders' equity of approximately $62 million. For more information about the Company, visit HeritageBank of the South on the Web at www.eheritagebank.com, and see Investor Relations under About Us.

Heritage, MHC, a mutual holding company formed in 2002, holds approximately 75% of the shares of Heritage Financial Group. The remaining 25% of Heritage Financial Group's shares are held by public stockholders.

Except for historical information contained herein, the matters included in this news release and other information in the Company's filings with the Securities and Exchange Commission may contain certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and include this statement for purposes of these safe harbor provisions. Further information concerning the Company and its business, including additional factors that could materially affect our financial results, is included in our other filings with the SEC.

HERITAGE FINANCIAL GROUP Unaudited Financial Highlights (In thousands, except per share amounts)

	Fourth Quarter Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Interest income	$6,548	$7,178	$27,195	$27,997
Interest expense	3,132	3,492	12,494	13,462
Net interest income	3,416	3,686	14,701	14,535
Provision for loan losses	950	625	3,350	1,178
Net interest income after provision for loan losses	2,466	3,061	11,351	13,357
Noninterest income	1,923	1,537	4,588	6,690
Noninterest expense	4,207	4,168	17,429	17,976
Income (loss) before income taxes	182	430	(1,490)	2,071
Income tax (benefit) expense	(50)	(60)	(1,228)	(850)
Net income (loss)	$232	$490	$(262)	$2,921
Net income (loss) per share:
Basic	$0.02	$0.05	$(0.03)	$0.28
Diluted	$0.02	$0.05	$(0.03)	$0.28
Weighted average shares outstanding:
Basic	10,128	10,324	10,209	10,337
Diluted	10,128	10,385	10,209	10,377
Dividends declared per share	$0.07	$0.06	$0.28	$0.24

			Dec. 31, 2008	Dec. 31, 2007
Total assets			$502,058	$468,672
Cash and cash equivalents			10,160	8,954
Interest-bearing deposits in banks			746	380
Securities available for sale			116,141	107,867
Loans receivable			302,488	304,673
Allowance for loan losses			4,951	4,416
Total deposits			338,546	330,629
Federal Home Loan Bank advances			52,500	50,000
Stockholders' equity			62,213	65,592

Selected Consolidated Financial Ratios and Other Data (unaudited) for the fourth quarter and year ended December 31, 2008 and 2007, may be found at the Company's website under SEC Filings. Investors should refer to the Company's Form 10-K for the year ended December 31, 2008, for additional information and disclosures; the Form 10-K will be available at the Investor Information section of the Company's website immediately upon filing with the Securities and Exchange Commission.

HERITAGE FINANCIAL GROUP Unaudited Reconciliation of Net Income to Adjusted Net Income (In thousands, except per share amounts)

	Fourth Quarter Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Net income (loss) as reported	$232	$490	$(262)	$2,921

Impairment loss on securities, net of tax benefit, net of tax	60	--	1,871	--
Charges to accelerate vesting on retirement plans, after tax	--	--	--	947
Reversal of contingent income tax liability	--	--	--	(1,060)
Adjusted earnings	$292	$490	$1,609	$2,808

Diluted earnings per share	$0.02	$0.05	$(0.03)	$0.28
Impairment loss on securities, after tax	0.01	--	0.19	--
Charges to accelerate vesting on retirement plans, after tax	--	--	--	0.09
Reversal of contingent income tax liability	--	--	--	(0.10)
Adjusted earnings per diluted share	$0.03	$0.05	$0.16	$0.27

Net Income and Diluted Earnings Per Share are presented in accordance with Generally Accepted Accounting Principals (GAAP). Adjusted Net Income and Adjusted Diluted Earnings Per Share are non-GAAP financial measures. The Company believes that these non-GAAP measures aid in understanding and comparing current-year and prior-year results, both of which include unusual items of different natures. These non-GAAP measures should be viewed in addition to, and not as a substitute for, the Company’s reported results.

CONTACT:
Heritage Financial Group
T. Heath Fountain, Senior Vice President and Chief Financial Officer
229-878-2055